UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 18, 2017 (December 13, 2017)

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Commission File Number	I.R.S. Employer Identification No.

Windstream Holdings, Inc.	Delaware	001-32422	46-2847717
Windstream Services, LLC	Delaware	001-36093	20-0792300

4001 Rodney Parham Road
Little Rock, Arkansas		72212
(Address of principal executive offices)		(Zip Code)
	(501) 748-7000
(Registrants’ telephone number, including area code)

	N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.¨

Item 1.01 Entry into a Material Definitive Agreement
8.75% Senior Notes due 2024
Issuance of 8.75% Senior Notes due 2024 Pursuant to Exchange Offers
On December 13, 2017, Windstream Services, LLC (the “Company”) and Windstream Finance Corp., a direct wholly-owned subsidiary of the Issuer (the “Co-Issuer” and, together with the Company, the “Issuers”), issued (i) approximately $583.2 million aggregate principal amount of 8.75% Senior Notes due 2024 (the “Exchange Notes”) upon the early settlement of the previously announced exchange offer with respect to the Company’s 7.75% Senior Notes due 2021 and (ii) approximately $249.4 million aggregate principal amount of Exchange Notes upon the early settlement of the previously announced exchange offer with respect to the Company’s 7.50% Senior Notes due 2022.
Exchange Notes Indenture
The Exchange Notes were issued pursuant to an indenture, dated as of December 13, 2017 (the “Exchange Notes Indenture”), among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee and as collateral agent.
The Exchange Notes are guaranteed by each of the Company’s domestic subsidiaries (other than the Co-Issuer) that guarantees debt under the Company’s senior credit facilities or that guarantee certain other debt in the future.
Maturity and Interest Rate Payments
The Exchange Notes will mature on December 15, 2024. Interest on the Exchange Notes will be payable semi-annually, on June 15 and December 15 of each year, commencing on June 15, 2018, to holders of record on the preceding June 1 and December 1, as the case may be.
Ranking
The Exchange Notes are the Issuers’ senior obligations and rank: (i) junior to any existing and future indebtedness of the Issuers or the Guarantors secured by liens, to the extent of the value of the assets securing such indebtedness; (ii) equally in right of payment with all of Issuers’ and the Guarantors’ existing and future unsubordinated debt, including our existing senior notes and indebtedness under our senior secured credit facilities; (iii) senior in right of payment to any future subordinated indebtedness of the Issuers or the Guarantors; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities of any non-guarantor subsidiary, including trade payables (other than indebtedness and liabilities owed to the Issuers or the Guarantors).
Covenants
The Exchange Notes Indenture contains covenants limiting the Company’s and certain of its subsidiaries’ ability to: (i) borrow money or sell preferred stock; (ii) incur liens; (iii) pay dividends on or redeem or repurchase stock; (iv) make certain types of investments; (v) sell stock in restricted subsidiaries; (vi) restrict dividends or other payments from subsidiaries; (vii) enter into transactions with affiliates; (viii) issue guarantees of debt; and (ix) sell assets or merge with other companies.
These covenants contain important exceptions, limitations and qualifications. At any time that the Exchange Notes are rated investment grade, certain covenants will be terminated.
Change of Control
Upon the occurrence of a Change of Control Triggering Event (as defined in the Exchange Notes Indenture), the Issuers must offer to repurchase the Exchange Notes at 101% of their face value, plus accrued and unpaid interest, if any, to the repurchase date.

Events of Default
The Exchange Notes Indenture also provides for Events of Default (as defined in the Exchange Notes Indenture) which, if certain of them occurs: (i) would make all outstanding Exchange Notes due and payable immediately; or (ii) would allow the trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Notes to declare all Exchange Notes to be due and payable immediately by notice in writing to the Issuers specifying the Event of Default and, upon such declaration, the Exchange Notes, together with accrued and unpaid interest, would become due and payable immediately.
The foregoing description of the Exchange Notes Indenture and the Exchange Notes is qualified in its entirety by reference to the full text of the Exchange Notes Indenture, a copy of which is attached hereto as Exhibit 4.1, and the Exchange Notes, the form of which are attached hereto as Exhibit 4.2, all of which are incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.
Item 8.01 Other Events
On December 12, 2017, the Company issued a press release announcing the results of its previously announced exchange offers, a copy of which is attached hereto as Exhibit 99(a).
Item 9.01 Financial Statements and Exhibits
(d)    Exhibits:

Exhibit No.	Description
Exhibit 4.1
Indenture, dated as of December 13, 2017, among Windstream Services, LLC and Windstream Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee and as collateral agent.

Exhibit 4.2	Form of 8.75% Senior Notes due 2024 (included as Exhibit A to Exhibit 4.1).
Exhibit 99(a)	Press Release dated December 12, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

WINDSTREAM HOLDINGS, INC.		WINDSTREAM SERVICES, LLC

By:	/s/ Kristi M. Moody	By:	/s/ Kristi M. Moody
Name:	Kristi M. Moody	Name:	Kristi M. Moody
Title:	Senior Vice President, General Counsel and Corporate Secretary	Title:	Senior Vice President, General Counsel and Corporate Secretary

December 18, 2017